EXHIBIT 4.1

December 6, 2013

Re: Early Exercise Offer for Series B Warrant Holders

To Series B Warrant Holders:

We would like to extend an offer for an early exercise of the Series B Warrants (the “Warrants”) that we issued on June 28, 2013, and that expire on December 28, 2013. If you exercise all of the Series B Warrants you currently hold on Monday, December 9, 2013, the exercise price will be reduced from $0.50 to $0.42. All other terms and conditions of the Warrants will remain the same, and the exercise price will revert back to the original term if you do not exercise all of the Series B Warrants you hold on Monday, December 9, 2013.

Please submit exercise notices and wires as soon as possible to ensure that shares may be issued and transferred on Monday, December 9th.

If there are any questions, please don’t hesitate to contact me at [(xxx) xxx-xxxx], or by email at “[xxx]@stevia-first.com”. Thank you.

Best regards,

Robert Brooke, CEO

Stevia First Corporation

Stevia First Corp.

5225 Carlson Rd.

Yuba City, CA 95993